Exhibit 99.2

Provided below are the assumptions underlying the Company’s guidance for the first quarter ending January 31, 2010 and the fiscal year ending October 31, 2010. The underlined text denotes the information that has been revised from what was provided in the Company’s prepared remarks during its fourth quarter fiscal 2009 conference call on December 17, 2009, to reflect the pending sale of Jack of All Games.

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•                  Now to our outlook, which is all provided on a non-GAAP basis:

•                  For the fiscal year ending October 31, 2010, we expect a non-GAAP loss per share related to our ongoing publishing operations in the range of $(0.48) to $(0.68) on $710 to $910 million in revenue. This excludes stock-based compensation expense of $0.46 per share. Beginning in the first quarter of 2010, we will adopt a new accounting standard that requires convertible debt to be bifurcated into debt and equity components.  As a result, we will begin recording non-cash interest expense on our convertible notes in addition to the interest expense already recorded for coupon payments.  We will report the non-cash portion of the interest expense on a non-GAAP basis, which is $0.11 per share for fiscal 2010.

•                  Our full year loss related to our ongoing publishing operations includes an estimated non-GAAP loss of $30 to $35 million, or $0.38 to $0.44 per share, related to our Major League Baseball business.

•                  I’d like to offer some additional color around our guidance, consistent with the comments we provided in our early December call. We assumed unit sales numbers based on our belief that the challenging economic conditions will continue well into 2010. Additionally, our release schedule is very critical to our fiscal year results — any changes in the timing of releases will impact our financial performance.  And while we continue to be diligent in working to protect our business in advance with regard to potential bad debt, it is difficult to completely eliminate that exposure.

•                  Another area of variability in our results comes from foreign exchange rates. For the purposes of guidance, we assumed spot rates as of the time we finalized our forecast.

•                  Let me provide some more specific data points on our 2010 outlook. On a non-GAAP basis, which will now exclude the operations of our distribution segment, we expect our total revenue mix to be 100% from publishing and 0% from distribution. Again, excluding the operations of our distribution business, we expect gross margins for fiscal 2010 to be in the high 30’s. This is up from fiscal 2009 due to a greater percentage of sales from internally developed titles.  We expect our split between North America and International revenue to be about 62% / 38%. Excluding our sports business, our North America/International split is expected to be approximately 55% / 45%.

•                  We expect the revenue breakdown from our labels to be roughly 40% from Rockstar and 60% from 2K. The 60% from 2K breaks down as follows: 40% from 2K Games, 15% from 2K Sports, and 5% from 2K Play.

•                  Now to our operating expenses from our ongoing publishing operations:

•                  We see 2010 G&A levels increasing by approximately 5% in absolute dollars compared to 2009, due to several IT projects to improve efficiency, additional professional fees and lower incentive compensation accruals in 2009.

•                  Sales and Marketing expense will increase significantly to support our strong line-up of key titles planned for 2010. However, as a percentage of sales, we expect this to increase by just a few percentage points.

•                  R&D is expected to increase by about 5%, primarily due to capitalization rate assumptions as teams finish games.

•                  Depreciation and Amortization will grow slightly as we continue to invest in our development studios.

•                  Our fiscal 2010 guidance reflects tax expense of about $10 million, primarily attributable to our international operations, and an estimated share count of approximately 79 million.

•                  For the first quarter ending January 31, 2010, we expect non-GAAP loss per share from our ongoing publishing operations in the range of $(0.45) to $(0.55), on $90 to $140 million in revenue.  This excludes stock-based compensation expense of $0.11 per share, and non-cash interest expense related to our convertible debt of $0.03 per share.

•                  Let me provide some additional data points on our Q1 outlook. On a non-GAAP basis, which will now exclude the operations of our distribution segment, we expect our revenue mix to be 100% from publishing and 0% from distribution. The majority of our Q1 publishing revenue is from our Q4 releases and catalog titles.

•                  We expect Q1 gross profit margins in the low 40’s.

•                  Overall operating expenses from our ongoing publishing operations will trend up slightly in Q1 as compared to Q1 last year, primarily driven by increased Sales & Marketing expenses supporting our holiday titles and our upcoming launches. G&A should be about flat compared to last year. R&D is expected to be down by about 10%, primarily due to lower production expenses this year.

•                  Our Q1 guidance reflects forecasted tax expense of about $2.5 million, primarily attributable to our international operations, and an estimated share count of approximately 78 million.

•                  Lastly, I’ll provide some color around the timing of our key releases that we’ve announced for the balance of the fiscal year:

•                  We expect to release BioShock 2, Red Dead Redemption and Major League Baseball 2K10 in the second quarter.

•                  Mafia II is planned for the third quarter.

•                  Max Payne 3 and the next iteration of our NBA title are both scheduled for Q4.

•                  We also have some smaller titles planned for release throughout the year, and an unannounced title planned for Q4. These titles are all factored into our guidance. We’ll have more to say about them in the coming months.

•                  Based on our current release schedule, we expect Q1 to be the low point of the year.

•                  As we’ve mentioned previously, our 2010 guidance assumes a continued challenging retail environment, which is reflected in the expected unit numbers for our triple-A titles.  Our guidance also does not incorporate any additional cost savings opportunities.

•                  I’ll conclude by saying that we remain highly focused on executing on our product release schedule and continuing to identify and implement further areas of cost savings throughout the Company.